UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2009 (November 2, 2009)
LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York,	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 354-4900
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On November 2, 2009, Liz Claiborne, Inc., a Delaware corporation (the “Company”) completed a third amendment to its Amended and Restated Credit Agreement (“Amended Agreement”), which (i) provides that through the maturity date of the Amended Agreement, the fixed charge coverage covenant will be in effect only when availability under the amended credit facility fails to exceed $75.0 million on any date on or after the first day of the October fiscal month and prior to the first day of the December fiscal month, $120.0 million on any date from December 15 of a calendar year through January 30 of the following year or $90.0 million on any other date; (ii) amends the prepayment requirements whereby any net proceeds received by or on behalf of the Company or its subsidiaries in respect of any permitted disposition transactions shall be used to repay the outstanding borrowings under the Amended Agreement and, to the extent that such net proceeds exceed the amount of such outstanding borrowings, cash collateralize outstanding exposure in an aggregate amount equal to 100% of such net proceeds; (iii) permits the acquisition of certain joint venture interests and the indebtedness and guarantees by certain parties arising in connection with such acquisition, subject to certain capped amounts and meeting certain borrowing availability tests; and (iv) permits the grant of the purchase option and the sale of certain assets, including the trademarks that were licensed to J.C. Penney Corporation, Inc. on October 7, 2009.
ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On November 4, 2009, the Company, issued a press release (the “Press Release”) announcing its results for the three and nine months ended October 3, 2009. Further details are contained in the Press Release, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 4, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.
Date: November 4, 2009	By:	/s/ Andrew Warren
		Name:	Andrew Warren
		Title:	Chief Financial Officer

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated November 4, 2009.